Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in this Post Effective Amendment No. 5 to the Registration Statement of LendingClub Corporation on Form S-1 (File No. 333-151827) of our report dated as of June 12, 2009, with respect to our audits of the financial statements of LendingClub Corporation as of March 31, 2009, and 2008 and for the years then ended, which appears in LendingClub Corporation’s Annual Report on Form 10-K and appearing in the Prospectus, which is part of the Registration Statement. We also consent to the reference to this firm under the heading “Experts” in such Prospectus.
/s/ Armanino McKenna LLP
ARMANINO McKENNA LLP
San Jose, California
May 5, 2010